Exhibit 10.11

CONSULTING AGREEMENT

This AGREEMENT (the “Agreement”) is effective on September 2, 2022, (the “Effective Date”) by and between Alpha Energy, Inc. , a Colorado company (the “Company”), and Fidare Consulting Group, LLC, a Texas limited liability company (the “Consultant”).

WHEREAS, the Company is an independent oil and gas company engaged in the identification, acquisition, development, and sale of natural gas and crude oil;

WHEREAS, the Consultant has expertise in the areas of corporate structuring, strategic planning, and compliance issues;

WHEREAS, the Company desires to engage the Consultant and the Consultant desires to utilize its expertise to advise the Company to further its current and future projects and advance its business plan;

WHEREAS, the Company acknowledges that the Consultant has previously provided expertise in the areas of corporate structuring, strategic planning, asset identification and compliance and is currently on a month-to- month contract. This Agreement will nullify prior Agreements between the parties but does not limit any fees, compensation, or reimbursement expenses that may be owed to the Consultant;

NOW, THEREFORE, in consideration of the following and the mutual promises herein contained, the parties hereto agree as follows;

1.	Services to Be Provided, Scope of Agreement, and Relationship of the Parties

(a)

The Company hereby agrees to engage Consultant and to continue to provide the advice relating to the preparation and maintenance of corporate books and records; implementing and maintaining accounting controls; maintaining accounting books and records; maintaining and updating internal controls and procedures to ensure compliance with Sarbanes-Oxley/404 compliance; maintaining corporate governance controls and procedures; assisting with maintaining full reporting status; assisting with maintaining current listing status and researching potential exchange up-listing; assisting with corporate strategies; assisting with management and board member search; and overseeing and maintaining shareholder matters ( the “Consulting Services” or “Services”).

(b)

The Company acknowledges that Consultant has many other business interests and will devote as much time as in its discretion as necessary to perform its duties under this Agreement. In addition, the Company acknowledges that Consultant’s effort on behalf of its other interests is the sole and separate property of the Consultant.

(c)

The services rendered by Consultant to the Company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, except as may be set forth herein. In that regard, Consultant agrees that it shall act solely at the express direction of the Company’s Chief Executive Officer and shall coordinate all contacts with third parties, including without limitation potential sources of capital, through the Chief Executive Officer. The Company shall not withhold for Consultant and federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that it will pay all taxes due on such amounts.

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(d)

Consultant shall provide the Company with such other advisory and consulting services as the Company may specifically request. Specific fees for each separate service rendered by Consultant shall be established at the time Consultant is requested to undertake each service.

2.	Compensation

As compensation for the Consulting Services provided hereunder in this Agreement, the Company agrees to compensate the Consultant fifteen thousand ($15,000.00) dollars per month during the term of this Agreement.

The Company agrees to make payment to the Consultant via electronic funds transfer to an account designated by the Consultant. The Company agrees to make said payment no later than the 5th of each month during the term or if the 5th falls on a weekend, the next business day.

3.	Expenses

The Company shall continue to reimburse the Consultant for all pre-approved reasonable and necessary expenses incurred by it in providing the Consulting Services under this Agreement. Consultant shall submit related receipts and documentation with its request for reimbursement.

4.	Term and Termination

This Agreement shall commence on the Effective Date described above and it shall be valid for a period of twelve (12) months (the “Initial Term”) and will automatically renew on a month-to-month thereafter.

This Agreement shall continue in effect until terminated by either party, but no less than 180 days after the Effective Date (the “Minimum Period”). Either of the parties may terminate this Agreement after the Minimum Period if the other party shall have failed to fulfill or cure a material obligation under this Agreement and shall not have cured the material obligation within 10-business days of receiving written notice of the deficiency (a “Breach”). If a party fails to cure a Breach, the counter-party may terminate the Agreement with 30-days written notice.

Termination or expiration of this Agreement shall not extinguish any rights or compensation owed or accrued as described in Section 2 or Section 3 of this Agreement.

5.	Confidential Information

(a)

“Confidential Information” as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i)	Trade secret information about the Company and its operations, plans, strategies, sources of capital, acquisition targets and financial results.

(ii)	Information concerning the Company’s business as the Company has conducted it since the Company’s incorporation or as it may conduct it in the future; and

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(iii)

Information concerning any of the Company’s past, current, or possible future products, including (without limitation) information about the Company’s research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b)

Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

(c)

Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose Confidential Information to any person not authorized by the Company to receive it.

(d)

If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

(e)

Consultant hereby acknowledge, on behalf of its members, managers, affiliates, attorneys, advisors, agents and representatives (“Representatives”), that it is aware (and that its Representatives who are apprised of this atter have been advised) of Consultant’s responsibility under the U.S. federal securities laws with respect to purchasing or selling securities of a company about which Consultant (or its Representatives) have material nonpublic information and agree that Consultant and its Representatives will not use, nor cause any third party to use, any information in contravention of such securities laws or any rules o regulations promulgated thereunder.

6.	False or Misleading Information

The Company agrees to use commercially reasonable efforts to provide Consultant with accurate financial, corporate, and other data reasonably requested by Consultant in connection with the performance with its services hereunder. The Company hereby indemnifies Consultant from any and all 08t-of-pocket costs, expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may result solely and directly from the Company’s intentional breach of this covenant.

7.	Miscellaneous

(a)

Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company, its successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement and upon Consultant, its successors and assigns. Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other party, except that the Company shall assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

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This Agreement will be deemed materially breached by the Company if its successor or assign does not assume substantially all of the Company’s obligations under this Agreement.

(b)	Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

(c)

Governing Law. The laws of Texas will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Texas court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

(d)

Construction. Wherever possible, each provision of this Agreement will be interpreted wo that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)

Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)	Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.

(g)

Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the attention of the signatories to this Agreement at the address stated below. These addresses may be changed at any time by like notice.

In the case of the Company:	Alpha Energy, Inc. Jay Leaver, President 14143 Denver West Parkway Suite 100 Golden, CO 80401

In the case of the Consultant:	Fidare Consulting Group, LLC David Delaney, Manager 1224 N. Highway 377 Suite 303, PMB 56 Roanoke, TX 76262

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(h)

Counterparts; Original.This Agreement may be executed in counterparts which, when taken together, will constitute one Agreement. Copies of this Agreement will be equally binding as originals and faxes or scanned, and emailed counterpart signatures will be sufficient to evidence execution.

(i)	Entire Agreement.This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement, effective as of the date and year first above written

COMPANY:	CONSULTANT:

Alpha Energy, Inc.	Fidare Consulting Group, LLC

By:	By:
Jay Leaver, President	David Delaney, Manager

Date:	Date:

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